Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198710, 333-175807, 333-166520, 333-165874, 333-161860, 333-156946, 333-154730, 333-144481, 033-78060, 333-102012, and 333-81199 on Form S-3 and No. 333-175808, 333-113842, 333-113839 and 333-193364 on Form S-8 of Union Bankshares Corporation of our reports dated February 27, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Union Bankshares Corporation for the year ended December 31, 2014.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
February 27, 2015